UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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HAWAIIAN HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawai‘i 96819

February 6, 2024

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

HAWAIIAN HOLDINGS, INC.

TO BE HELD ON FRIDAY, FEBRUARY 16, 2024

This amendment, dated February 6, 2024 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated January 9, 2024 (which we refer to as the “proxy statement”) filed by Hawaiian Holdings, Inc. (which we refer to as “Hawaiian”). The proxy statement relates to the solicitation of proxies by Hawaiian’s Board of Directors (which we refer to as the “Hawaiian Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”) to be held on Friday, February 16, 2024, at 11:30 a.m., Hawai‘i time, via a live interactive webcast on the internet at https://www.virtualshareholdermeeting.com/HA2024SM. Terms used in this amendment that are not defined have the meanings given to them in the proxy statement.

As of the date of this amendment to the proxy statement, Hawaiian is aware of four complaints (which we refer to collectively as the “stockholder actions”) that have been filed by purported Hawaiian stockholders against Hawaiian and members of the Hawaiian Board seeking to enjoin the merger and other relief, two in the U.S. District Court for the Southern District of New York, one in the U.S. District Court for the District of Hawaii, and one in the U.S. District Court for the District of Delaware. They are captioned: Owen v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00211 (S.D.N.Y.), commenced on January 10, 2024; Meek v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00031 (D. Haw.), commenced on January 19, 2024; Harris v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00549 (S.D.N.Y.), commenced on January 25, 2024; and Thompson v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00113-CMC (D. Del.), commenced on January 26, 2024. The stockholder actions assert claims against Hawaiian and the members of the Hawaiian Board under Section 14(a) of the Exchange Act for issuing the proxy statement with allegedly false and misleading statements of material facts and alleged omissions of material facts, and against the Individual Defendants (as defined below) under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and alleged omissions of material facts. The Meek action was styled as a class action and also asserts a claim for breach of fiduciary duty against the Hawaiian Board in connection with the issuance of the proxy statement.

In addition to the stockholder actions, Hawaiian has received 14 demand letters (which are referred to collectively as the “demand letters”) from purported Hawaiian stockholders with respect to the merger. The allegations in the demand letters regarding the proxy statement are substantially similar to the allegations in the stockholder actions regarding the proxy statement.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Hawaiian does not believe that supplemental disclosures in this amendment are required or necessary under any applicable laws. However, solely in order to minimize expense and distraction and to avoid the uncertainty of any litigation, Hawaiian is electing to make the supplemental disclosures to the proxy statement set forth below in response to the stockholder actions and the demand letters. Hawaiian denies the allegations in the stockholder actions and the demand letters, and denies that any violation of law has occurred. Hawaiian believes that the proxy statement disclosed all material information required to be disclosed, and denies that any of the supplemental disclosures are material or are otherwise required to be disclosed. Nothing in the supplemental disclosures should be deemed an admission of the legal necessity or materiality of any supplemental disclosures under applicable laws.

Supplemental Disclosures

All paragraph headings and page references in the information below are references to pages in the proxy statement, and the terms used below have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

Background of the Merger

A new paragraph is inserted prior to the last paragraph on page 36 as follows:

On September 25, 2023, the Executive Committee met. The Executive Committee discussed the status of a possible acquisition of Hawaiian by Alaska, including the status of Alaska’s due diligence.

Financial Projections

The 12th paragraph and accompanying chart under the caption “Financial Projections” on page 53 is amended and restated to read as follows:

The following table summarizes the August 2023 Long-Term Plan. Hawaiian management made various estimates and assumptions when preparing the August 2023 Long-Term Plan, including (1) growth in premium aircraft seats, stronger unit revenue inflation for North America travel and generally consistent revenues for international travel over the performance period; (2) certain other revenue opportunities from new products and merchandising improvements; (3) labor costs based on agreed contract terms, with labor productivity gradually advancing toward pre-pandemic levels and slower non-contract headcount growth over the performance period; (4) fuel costs based on the then-current fuel curve and an assumed one percent reduction in fuel usage over the performance period; (5) a three percent annual inflation rate applied to approximately 10 percent of overall operating expenses; and (6) certain other cost saving opportunities. The August 2023 Long-Term Plan did not include any impact of the External Events.

	Fiscal year ending December 31,
[dollars in millions]	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$2,823	$3,211	$3,441	$3,828	$4,107	$4,330
Adjusted EBITDAR(1)	$53	$233	$425	$630	$732	$812
Adjusted EBIT(2)	($189)	($23)	$166	$357	$453	$529

Unlevered Cash Taxes(3)	$0	$0	($35)	($75)	($95)	($111)

Depreciation & Amortization	$136	$150	$171	$192	$212	$227

Capital Expenditures	($264)	($627)	($558)	($518)	($374)	($287)

Decrease in Working Capital(4)	$105	$27	$42	$28	$22	$49

Unlevered Free Cash Flow	($212)	($474)	($215)	($15)	$218	$406

Tax Savings from Net Operating Loss Utilization(5)	$0	$0	$0	$32	$45	$51

Unlevered Free Cash Flow (Excl. Interest Income)(6)	($262)	($514)	($237)	($38)	$198	$386

(1)

Adjusted EBITDAR is defined as earnings adjusted for interest expense, taxes, depreciation and amortization, aircraft rent expense, non-recurring operating expenses (such as changes in unrealized gains and losses on financial instruments) and one-time charges.

(2)	Adjusted EBIT is defined as Adjusted EBITDAR less depreciation and amortization and aircraft rent expense.
(3)	Unlevered Cash Taxes is defined as Adjusted EBIT multiplied by the effective tax rate. Assumes an effective tax rate of 21 percent.
(4)	Working Capital is defined as the change in operating assets and liabilities.
(5)	Assumes an 80 percent annual limitation on the offset of net operating loss carryovers against annual taxable income and an effective tax rate of 21 percent.
(6)	Adjusted for interest income for comparability with Unlevered Free Cash Flow in the November 2023 Long-Term Plan.

The 13th paragraph and accompanying chart under the caption “Financial Projections” on page 54 is amended and restated to read as follows:

The following table summarizes the September 2023 Long-Term Plan. The September 2023 Long-Term Plan includes updates by Hawaiian management to reflect (1) immaterial refinements; and (2) updated assumptions underlying our cargo business with Amazon. The September 2023 Long-Term Plan was otherwise prepared using assumptions that are consistent with the August 2023 Long-Term Plan. As with the August 2023 Long-Term Plan, the September 2023 Long-Term Plan did not include any impact of the External Events.

	Fiscal year ending December 31,
[dollars in millions]	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$2,823	$3,211	$3,462	$3,843	$4,123	$4,358
Adjusted EBITDAR(1)	$53	$233	$463	$655	$758	$840
Adjusted EBIT(2)	($189)	($23)	$201	$381	$478	$550

Unlevered Cash Taxes(3)	$0	$0	($42)	($80)	($100)	($116)

Depreciation & Amortization	$136	$150	$173	$194	$214	$233

Capital Expenditures	($264)	($646)	($608)	($523)	($386)	($274)

Decrease in Working Capital(4)	$118	$11	$145	$34	$32	$63

Unlevered Free Cash Flow	($198)	($508)	($131)	$5	$238	$457

Tax Savings from Net Operating Loss Utilization(5)	$0	$0	$1	$34	$47	$52

Unlevered Free Cash Flow (Excl. Interest Income)(6)	($249)	($548)	($155)	($22)	$212	$428

(1)

Adjusted EBITDAR is defined as earnings adjusted for interest expense, taxes, depreciation and amortization, aircraft rent expense, non-recurring operating expenses (such as changes in unrealized gains and losses on financial instruments) and one-time charges.

(2)	Adjusted EBIT is defined as Adjusted EBITDAR less depreciation and amortization and aircraft rent expense.
(3)	Unlevered Cash Taxes is defined as Adjusted EBIT multiplied by the effective tax rate. Assumes an effective tax rate of 21 percent.
(4)	Working Capital is defined as the change in operating assets and liabilities.
(5)	Assumes an 80 percent annual limitation on the offset of net operating loss carryovers against annual taxable income and an effective tax rate of 21 percent.
(6)	Adjusted for interest income for comparability with Unlevered Free Cash Flow in the November 2023 Long-Term Plan.

Summary of Material Financial Analyses

Selected Comparable Company Analysis

The second paragraph and accompanying chart under the caption “Summary of Material Financial Analyses – Selected Comparable Company Analysis” on page 48 is amended and restated to read as follows:

Barclays calculated and compared various financial multiples and ratios of Hawaiian and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its adjusted enterprise value (which we refer to as “Adj. EV”) to its 2025 estimated earnings before interest, taxes, depreciation and amortization and aircraft rent, adjusted for non-recurring items (which we refer to as “Adj. EBITDAR”). The Adj. EV of each company was obtained by adding its short and long-term debt and operating lease liabilities to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including FactSet and comparable company filings) and closing prices, as of December 1, 2023, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

2025E Adj. EV/EBITDAR
American Airlines Group Inc.	5.1x

Delta Air Lines, Inc.	4.6x

Jetblue Airways Corporation	4.4x

Hawaiian Holdings, Inc.	3.9x

Southwest Airlines Co.	3.8x

Alaska Air Group, Inc.	3.8x

United Airlines Holdings, Inc.	3.4x

Employment Arrangements Following the Merger

The paragraph under the caption “Employment Arrangements Following the Merger” on page 66 is amended and restated to read as follows:

No acquisition proposal submitted as part of the strategic review process described in the proxy statement and in this amendment contemplated specified roles or compensation arrangements for any officer of Hawaiian. As of the date of ~~this~~the proxy statement and of this amendment, none of Hawaiian’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Alaska or Merger Sub; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Alaska or Merger Sub to be effective following the consummation of the merger. However, prior to the effective time of the merger, Alaska or Merger Sub may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Hawaiian’s employees to be effective as of the effective time of the merger.

Additional Information

A new paragraph under the caption “Questions and Additional Information” is inserted following the last paragraph on page 30 as follows:

Litigation Related to the Merger

On January 10, 2024, a purported stockholder of Hawaiian filed a complaint in the U.S. District Court for the Southern District of New York against Hawaiian and the members of the Hawaiian Board (we refer to the members of the Hawaiian Board as the “Individual Defendants” and, together with Hawaiian, as the “Defendants”). This complaint is captioned Owen v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00211. On January 19, 2024, a purported stockholder of Hawaiian filed a complaint in the U.S. District Court for the District of Hawaii against the Defendants, captioned Meek v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00031. On January 25, 2024, a purported stockholder of Hawaiian filed a complaint in the U.S. District Court for the Southern District of New York against the Defendants, captioned Harris v. Hawaiian Holdings, Inc., et al., Case No. 1:24-cv-00549. On January 26, 2024, a purported stockholder of Hawaiian filed a complaint in the U.S. District Court for the District of Delaware against the Defendants, captioned Thompson v. Hawaiian Holdings, Inc., Case No. 1:24-cv-00113-CMC. The complaints in this paragraph are referred to as the “Complaints.”

The Complaints assert claims against the Defendants under Section 14(a) of the Exchange Act for issuing the proxy statement with allegedly false and misleading statements of material facts and alleged omissions of material facts and against the Individual Defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and alleged omissions of material facts. The allegations in the Complaints include that the proxy statement omitted material information regarding Hawaiian’s financial projections and the analyses performed by Barclays. The Meek Complaint also asserts a claim against the Individual Defendants for alleged breach of fiduciary duty in connection with the issuance of the proxy statement. The Complaints seek, among other relief, to enjoin Hawaiian from proceeding with the merger unless and until Hawaiian cures certain alleged disclosure deficiencies in the proxy statement, and for an award of attorneys’ fees and costs.

In addition to the stockholder actions, Hawaiian has received 14 demand letters (which are referred to collectively as the “demand letters”) from purported Hawaiian stockholders with respect to the merger. The allegations in the demand letters regarding the proxy statement are substantially similar to the allegations in the Complaints regarding the proxy statement.

Hawaiian believes that the disclosures set forth in the proxy statement comply fully with all applicable laws and intends to defend against the Complaints and demand letters vigorously. Additional lawsuits arising out of the merger may be filed and additional demand letters could be sent. No assurances can be made as to the outcome of the Complaints, the demand letters, or such other lawsuits.

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If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-8240

Banks and Brokers may call collect: (212) 750-5833